UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K/A

Current Report

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 6, 2008

MAXIM TEP, INC.
(Exact name of registrant as specified in its charter)

TEXAS	000-53093	20-0650828
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

9400 Grogan’s Mill Road, Suite 205
The Woodlands, Texas 77380

(Address of principal executive offices)

Registrant’s Telephone Number, Including Area Code: (281) 466-1530

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors;

On July 29, 2008 Maxim TEP, Inc. filed a Form 8-K report announcing an extraordinary shareholders meeting and announced the election of two directors to its Board.  Over 73% of the outstanding shares of the Company's common stock and preferred stock voted for the election of Steven J. Warner and Peter O'Neill, to serve on the Company's Board of Directors.

Subsequent to that meeting, the Board of Directors held a Board meeting where it was resolved to elect Mr. Robert D. Johnson as Chairman of the Board and Mr. Harvey Pensack as Vice Chairman of the Board. It was also resolved that Mr. Arturo Henriquez serve as Secretary of the Board. The Board also elected Mr. Robert D. Johnson as its President and Chief Executive Officer effective July 28, 2008 and Mr. Arturo Henriquez as its Chief Financial Officer effective August 1, 2008.

Mr. Johnson joined the Company in May of 2008 as a director and President and Chief Operating Officer at the principal executive offices of the Company located at 9400 Grogan’s Mill Road, Suite 205, Woodlands, Texas 77381. He brings with him approximately 40 years of experience in the oil and gas sector. Mr. Johnson graduated with a Bachelor of Science Degree in Petroleum Engineering from Louisiana State University in 1969. He joined Amoco Production Company upon leaving school. In 1970, he entered the United States Army and served for nearly two years. He rejoined Amoco in 1971 and rose rapidly through the ranks. His final position was Regional Engineering Manager over 250 engineers. He left Amoco in 1980 and joined Superior Oil Company as Division Drilling Engineering Manager for the Western half of the United States. In 1981, he left Superior and formed Conquest Petroleum Incorporated as the Founder and Chief Executive Officer. After securing funding to acquire 68,000 acres of leases in the Texas State Waters and promoting the acreage on 27 prospects to outside 3rd parties, he divested the assets and dissolved the company in 1985. He formed Bannon Energy Incorporated in 1986. During the next 10 years, Bannon acquired 12 sets of producing properties and drilled over 284 development wells. He sold the assets of the Bannon in 1996 for $38,000,000 and other considerations. Mr. Johnson dissolved Bannon in 2001. From February of 2001 until May of 2008 when he joined the Company, he was in retirement.

Mr. Henriquez earned an MBA degree from the Kellogg Graduate School of Management at Northwestern and two Masters Degrees from Boston University in International Relations and Communications. Mr. Henriquez started with Bank of America in 1995 as a Vice President where he devised, marketed and structured lease and asset based financing for Mexico in dual currencies to the top 50 corporate and governmental companies such as Pemex, Cemex, Telmex Grupo Alfa, Ahmsa, Kimberly Clark, and Volvo Mexico among others. He then moved to Goldman Sachs while rotating as a Research Sales, Sales Trader and Trader through all departments in the Equity Division including NYSE, NASDAQ and International equities, derivatives, and convertibles. At Lehman Brothers, he advised and executed buy and sell trades of Latin American, European, Asian, and emerging markets equities to institutional investors and was actively involved in company road shows for Initial Public Offerings and Secondary offerings. He was then a co-founder and CFO of Netenvios.com, Inc. the first Latin American Logistics Aggregator with physical operations in Argentina, Mexico, Brazil, Chile, Colombia and the United States (Miami) where he was also responsible for negotiating, structuring and successfully raising millions in venture capital from Citibank (CVC), Merrill Lynch, and Explorador Fund. In 2002 Mr. Henriquez assumed the title of Managing Director of Investment Banking Division of KPMG Financial Advisory Services headquartered in Mexico City where he was in charge of the M&A, Financing and Financial Advisory department for all of México. Prior to joining Maxim, Mr. Henriquez was the CEO of Mexico for Helm Bank out of Florida.

Harvey M. Pensack graduated Cum Laude from Clarkson University in 1944, with a B.S. Degree in Mechanical Engineering. Thereafter, Mr. Pensack served in the military, finishing as a First Lieutenant in 1946. He spent seven years in the insurance industry earning promotions and supervisory positions but then saw the potential in the young computer industry. In 1953, utilizing his engineering training and entrepreneurial spirit, he founded Mitronics Inc., an innovative firm and manufacturer of hermetic ceramic to metal seals for the then-fledgling semiconductor industry. Mr. Pensack served as Chairman and CEO of Mitronics, which prospered, and in 1970 was merged into a public corporation to become Varadyne, Inc. Throughout the 1970s, 1980s and 1990s, Mr. Pensack had an active career as a financial consultant specializing in insurance, business succession planning and estate management. Throughout his career, and quick to recognize potential in many diverse fields, Mr. Pensack has been a private investor who specializes in researching and analyzing potential investment choices with a focus on management personnel and growth opportunity.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

MAXIM TEP, INC.

Dated: August 6, 2008	By:	/s/ Robert D. Johnson
	Name:	Robert D. Johnson
	Title:	CEO